Exhibit 99.1

Cambium Learning Group Announces 2014 Cash Income of $23 Million

Order Volume from Technology-Enabled Products Show Continued Growth

Cash Income Margin Expansion Driven by Technology-Enabled Products and Cost Management

Learning A-Z Segment Order Volume Increased 30%, Adjusted EBITDA Increased 25%

Prepaid $35 Million in Debt During 2014

DALLAS, March 17, 2015—Cambium Learning® Group, Inc. (NASDAQ: ABCD, the “Company”), a leading educational solutions and services company committed to helping all students reach their full potential, announced today its financial results for the year ended December 31, 2014.

“Our 2014 profitability and cash flow demonstrate the considerable progress we made on our strategy to increase technology-enabled solutions in our revenue and order mix while right-sizing costs, enabling all of our segments to better meet the needs of teachers and students,” said John Campbell, chief executive officer of Cambium Learning Group, Inc. “For the year ended December 31, 2014, 60% of order volumes were generated by technology-enabled products versus 46% during 2013 and 37% in 2012. This transformation was led by Learning A-Z’s 30% growth in order volume.”

Mr. Campbell continued, “The success of Learning A-Z gives us confidence that the decisions we are making throughout the company are the correct ones. We are transforming Voyager Sopris Learning through prudent investments in this segment’s technology-enabled future and adjustments to its cost structure to be in line with its performance improvements. Our technology-enabled solutions prepare students to achieve and thrive in increasingly rigorous testing environments. Our unique capabilities are driving our market acceptance, with plenty of opportunity remaining available for additional growth.”

For the quarter ended December 31, 2014, Adjusted EBITDA and Cash Income increased 30% and 8%, respectively, with GAAP net revenues that were comparable with the same period of 2013:

	Three Months Ended December 31,			Year Ended December 31,
(in millions)	2014	2013	$ Change	2014	2013	$ Change
GAAP net revenues	$33.3	$33.3	$(0.1)	$141.7	$150.5	$(8.8)
GAAP net loss	(3.1)	(5.7)	2.7	(10.0)	(14.3)	4.3
EBITDA	7.6	5.0	2.6	30.8	27.1	3.6
Adjusted EBITDA	8.3	6.4	1.9	32.2	31.2	1.0

Bookings (order volume)	$33.7	$34.4	$(0.7)	$150.6	$158.0	$(7.4)
Cash income	4.2	3.9	0.3	23.1	23.0	0.1

Cambium Learning Group, Inc./Page 2

For the year ended December 31, 2014, company-wide order volumes were down 5% compared with the same period of 2013, consistent with the trending the Company experienced through the third quarter. Order volume, Adjusted EBITDA, and Cash Income changes by segment for the three and twelve months ended December 31, 2014 compared to the same periods of 2013 were as follows, with Learning A-Z growing in all three measures:

	Q4—2014 % Change			YTD—2014 % Change
	Bookings (Order Volume)	Adjusted EBITDA	Cash Income	Bookings (Order Volume)	Adjusted EBITDA	Cash Income
Learning A-Z™	25%	17%	17%	30%	25%	23%
Voyager Sopris LearningTM	(14)%	160%	48%	(20)%	(14)%	(18)%
ExploreLearning®	(16)%	4%	(52)%	1%	2%	(20)%
Kurzweil EducationTM	(36)%	(49)%	(65)%	(24)%	(51)%	(62)%
Shared Services		(3)%	(4)%		3%	3%
Cambium Learning Group, Inc.	(2)%	30%	8%	(5)%	3%	0%

Highlights from 2014 results include:

•	GAAP net revenues decreased by 6% to $141.7 million compared with $150.5 million in 2013. GAAP net revenues by segment for the year ended December 31, 2014, and the change from 2013, were as follows:

•	Learning A–Z—$44.4 million, increased $10.9 million or 33%

•	Voyager Sopris Learning—$71.2 million, decreased ($19.1) million or (21%)

•	ExploreLearning—$18.1 million, increased $1.9 million or 11%

•	Kurzweil Education—$8.0 million, decreased ($2.4) million or (23)%

•	Adjusted EBITDA was $32.2 million, increasing $1.0 million from $31.2 million in 2013. The revenue decline was offset by increasing contributions from the Company’s higher margin technology-enabled products, combined with lower costs in the Voyager Sopris Learning segment attributable to efforts to right-size cost structure in slower-growing or declining areas of the Company.

•	Cash Income was $23.1 million, relatively flat with the $23.0 million in 2013. Lower order volumes and higher capital expenditures for investments in product development were offset by improved mix from technology-enabled products and lower costs.

•	Both Adjusted EBITDA and Cash Income Margins have expanded over the last three fiscal years even including the Company’s strategic investments in product development and sales and marketing made during 2013 and 2014 as part of its strategy to drive increasing contributions from higher margin technology-enabled products. Margins have also been positively impacted by cost structure realignments in slower growing segments of the Company. As a result, Adjusted EBITDA Margins improved from 14.4% in 2012 to 20.7% in 2013 and to 22.7% in 2014. Cash Income Margins improved from 6.7% in 2012 to 14.6% in 2013 and to 15.4% in 2014.

•	The Company had cash and cash equivalents of $34.4 million at December 31, 2014. During the year ended December 31, 2014, cash provided by operations was $23.6 million, cash used in investing activities was $20.7 million, including $3.6 million related to the December 2013 Headsprout® acquisition, and cash used in financing activities was $36.6 million.

•	The Company repurchased $35.0 million aggregate principal amount of its 9.75% senior secured notes due 2017 for approximately $35.0 million. After completion of these transactions, the total principal outstanding under the Company’s 9.75% senior secured notes due 2017 is $140.0 million.

•	The Company repurchased 361,377 shares of its outstanding common stock for $0.6 million.

2015 Strategy and Outlook

“2015 is planned to be a year of investment in which we build a platform for continued consolidated Company growth,” said Mr. Campbell. “We now have firm proof of the success of our technology-enabled products. As Learning A-Z, ExploreLearning, and newer products in our other segments like LANGUAGE!® Live and firefly have already shown, we have a tremendous opportunity to transform our business model through continued strong execution of our development, marketing, and sales plans. Therefore, we will continue to deploy cash generated by legacy products to invest in high-return, technology-enabled opportunities and selectively expand our sales and marketing capabilities, maintaining careful oversight of the relationship of our cost base to order volume and revenue performance, to create a higher-margin, growing business. Order volumes generated by our faster growing technology-enabled solutions may grow to 70% or more of our 2015 total. Ultimately, we want our success as a provider of solutions that help all students reach their full potential to also drive strong returns for our stakeholders.”

Cambium Learning Group, Inc./Page 3

The essential tenets of the Company’s strategy continue to be:

•	Deliver effective solutions that meet the needs of today’s educators. The Company’s products include robust, evidence-based solutions that empower educators and raise the achievement levels of all students. While the Company regularly receives industry awards for market leadership in innovative educational products and programs, it is a commitment to help all students reach their full potential that drives Cambium Learning Group. It is the Company’s objective to create adaptive, personalized instruction solutions for students throughout the United States and worldwide.

•	Continue to invest in technology-enabled solutions. Technology-enabled solutions include purely online products like Learning A-Z and ExploreLearning, as well as products like the new intervention programs being developed by Voyager Sopris Learning or the online Kurzweil solution named firefly. The Company’s products and programs are designed to help teachers around the world address the increasingly wide range of individual needs and potential of every student in their classroom. The Company is committed to leveraging technology to make a difference for students.

•	Demonstrate the Company’s belief in the importance of the teacher. The Company believes in the importance of the teacher’s role as the key to learning and the single most important catalyst for learners in the foreseeable future. Products and professional services are designed to increase teacher effectiveness by providing information about their students, the resources to propel their students forward, and the professional development to have teachers increase both their own skills and those of their students.

•	Forge strong partnerships with our customers. The Company is committed to stellar customer service and expert implementation and training services. As part of this commitment, the Company places high importance on cybersecurity and provides vigilance and protection over privacy and data security for the kids who use its products.

The Company’s strategy specific to each segment includes the following:

•	Learning A-Z: The Company will pursue aggressive investment in Learning A-Z products to support continued strong double-digit growth of the segment. Learning A-Z’s products’ compelling value proposition is centered upon its quality content and award-winning technology, and the segment will continue to invest heavily in product development. Additionally, investments will be made in Learning A-Z’s sales and marketing to increase domestic and international penetration. EBITDA and Cash Income margins are anticipated to continue to be strong, but are expected to decline slightly in 2015 versus 2014 as a result of these investments in growth. Capital expenditures for product development are expected to range from $7.0 million to $7.5 million in 2015.

•	Voyager Sopris Learning: This segment will continue its transition to technology-enabled solutions, which the Company believes is necessary for the future growth of Voyager Sopris Learning and will result in more effective, affordable solutions for customers. Order volumes for purely print-based solutions that make up legacy products are expected to continue to decline, and the decline in these older products is expected to outpace order volumes generated by newer technology-enabled offerings during 2015. Also, as opposed to print orders, for which GAAP revenues are typically recognized up front at the time of shipment, GAAP revenues for technology orders are generally recognized pro rata over the subscription period. Therefore, the transition to more technology-enabled products will put pressure on GAAP revenues for several years. Voyager Sopris Learning plans to continue investment in new product development, and capital expenditures for product development in 2015 are expected to range from $7.0 million to $7.5 million. Although 2015 margins are likely to be lower due to declining order volumes, the longer cycle for GAAP revenue recognition, and the consistent level of product development spending, the transition to technology-enabled solutions combined with cost right-sizing activities completed in 2014 should result in improved EBITDA and Cash Income margins for this segment over time. Assuming Voyager Sopris Learning continues to progress as expected, this segment could return to order volume growth in 2016.

•	ExploreLearning: This segment will focus on accelerating top-line growth in 2015 primarily by increasing geographic penetration in the United States and Canada. EBITDA and Cash Income margins will continue to be strong and are expected to remain constant or increase slightly as more scale is achieved. Capital expenditures for product development are expected to increase as ExploreLearning continues to invest in development of its Gizmos and Reflex product lines, and are expected to range from $2.1 million to $2.4 million in 2015.

•	Kurzweil Education: This segment will continue to focus its resources on development and expansion of its firefly online subscription solution. Order volumes are expected to contract in 2015, although at a lower percentage than Kurzweil Education experienced in 2014. Adjusted EBITDA and Cash Income are expected to decline commensurately. Capital expenditures for product development are expected to range from $0.4 million to $0.6 million in 2015.

Cambium Learning Group, Inc./Page 4

Company-wide order volumes are expected to be up slightly in 2015 compared to 2014. The Company expects continued strong double-digit order volume growth in Learning A-Z and higher order volume growth in ExploreLearning than the 1% experienced in 2014, which was impacted by tough comparables in 2013. 2015 is expected to further transform the Voyager Sopris Learning and Kurzweil Education segments, where order volumes are expected to decline but at a lower percentage than the 20% and 24%, respectively, experienced in 2014. Assuming the Company’s strategies for Voyager Sopris Learning and Kurzweil Education continue to progress on plan, order volumes at each of these segments could return to growth in 2016. The Company’s objective is to build a platform for growth in 2016.

Cambium Learning Group’s business is highly seasonal; the first quarter historically represents less than 15% of order volumes, which tend to build through the second quarter and peak during the third quarter, representing by far the preponderance of orders, revenue, and income for the year.

The Company plans to reinstitute the practice of conducting quarterly conference calls with analysts and investors in May with the release of its first quarter 2015 results.

Non-GAAP Financial Measures

Bookings (Order Volume), EBITDA, Adjusted EBITDA, and Cash Income are not prepared in accordance with GAAP and may be different from similarly named, non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The Company believes that these non-GAAP measures provide useful information to investors because they reflect the underlying performance of the ongoing operations of the Company and provide investors with a view of the Company’s operations from management’s perspective. Adjusted EBITDA and Cash Income remove significant purchase accounting, non-operational, or certain non-cash items from earnings. The Company uses Bookings (Order Volume), Adjusted EBITDA and Cash Income to monitor and evaluate the operating performance of the Company and as the basis to set and measure progress towards performance targets, which directly affect compensation for employees and executives. The Company generally uses these non-GAAP measures as measures of operating performance and not as measures of the Company’s liquidity. The Company’s presentation of Bookings (Order Volume), EBITDA, Adjusted EBITDA, and Cash Income should not be construed as an indication that our future results will be unaffected by unusual, non-operational, or non-cash items.

About Cambium Learning Group, Inc.

Cambium Learning® Group is a leading educational solutions and services company committed to helping all students reach their full potential. Cambium Learning accomplishes this goal by providing evidence-based solutions and expert professional services to empower educators and raise the achievement levels of all students. The company is composed of four business units:, Learning A–Z (www.learninga-z.com), ExploreLearning® (www.explorelearning.com), Kurzweil Education™ (www.kurzweiledu.com), and Voyager Sopris Learning™ (www.voyagersopris.com). Together, these business units provide breakthrough technology solutions for online learning and professional support; best-in-class intervention and supplemental instructional materials; gold-standard professional development and school-improvement services; valid and reliable assessments; and proven materials to support a positive and safe school environment. Cambium Learning Group, Inc. (Nasdaq: ABCD), is based in Dallas, Texas. For more information, please visit www.cambiumlearning.com.

Media and Investor Contact:

Barbara Benson

Cambium Learning Group, Inc.

investorrelations@cambiumlearning.com

LHA

Jody Burfening/Carolyn Capaccio

212.838.3777

ccapaccio@lhai.com

Cambium Learning Group, Inc./Page 5

Forward-Looking Statements

Some of the statements contained herein constitute forward-looking statements. These statements relate to future events, including the future financial performance of Cambium Learning Group, Inc., and involve known and unknown risks, uncertainties, and other factors that may cause the markets, actual results, levels of activity, performance, or achievements of Cambium Learning Group, Inc., to be materially different from any actual future results, levels of activity, performance, or achievements. These risks and other factors you should consider include, but are not limited to, the ability to successfully attract and retain a broad customer base for current and future products, changes in customer demands or industry standards, success of ongoing product development, maintaining acceptable margins, the ability to control costs, K–12 enrollment and demographic trends, the level of educational funding, the impact of federal, state, and local regulatory requirements on the business of the company, the loss of key personnel, the impact of competition, the uncertainty of general economic conditions and financial market performance, and those other risks and uncertainties listed under the heading “RISK FACTORS” in Cambium Learning Group, Inc.’s Form 10-K and other reports filed with the Securities and Exchange Commission. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “projects,” “intends,” “prospects,” or “priorities,” or the negative of such terms, or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Cambium Learning Group, Inc., does not assume or undertake any obligation to update the information contained in this press release, and expressly disclaims any obligation to do so, whether as a result of new information, future events, or otherwise.

Cambium Learning Group, Inc./Page 6

Cambium Learning Group, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Year Ended December 31,
	2014	2013
Net revenues	$141,747	$150,520
Cost of revenues:
Cost of revenues	37,874	46,688
Amortization expense	18,270	17,519

Total cost of revenues	56,144	64,207
Research and development expense	11,091	9,810
Sales and marketing expense	41,431	42,233
General and administrative expense	19,357	21,341
Shipping and handling costs	1,469	1,722
Depreciation and amortization expense	4,209	4,895
Impairment of long-lived assets	—	2,227
Embezzlement-related expense	—	118

Total costs and expenses	133,701	146,553
Income before interest, other income (expense) and income taxes	8,046	3,967
Net interest expense	(17,659)	(18,819)
Loss on extinguishment of debt	(922)	—
Other income, net	1,180	764

Income (loss) before income taxes	(9,355)	(14,088)
Income tax expense	(600)	(165)

Net loss	$(9,955)	$(14,253)

Net loss per common share:
Basic	$(0.22)	$(0.30)
Diluted	$(0.22)	$(0.30)
Average number of common shares and equivalents outstanding:
Basic	45,636	47,040
Diluted	45,636	47,040

Cambium Learning Group, Inc./Page 7

Cambium Learning Group, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

	December 31,
	2014	2013

ASSETS
Current assets:
Cash and cash equivalents	$34,387	$67,993
Accounts receivable, net	14,304	15,767
Inventory	5,337	9,221
Restricted assets, current	1,345	1,343
Other current assets	8,168	6,873

Total current assets	63,541	101,197
Property, equipment and software at cost	51,298	43,224
Accumulated depreciation and amortization	(30,442)	(22,909)

Property, equipment and software, net	20,856	20,315

Goodwill	47,842	47,842
Acquired curriculum and technology intangibles, net	5,209	8,719
Acquired publishing rights, net	2,762	4,705
Other intangible assets, net	4,499	6,251
Pre-publication costs, net	15,070	13,401
Restricted assets, less current portion	4,152	5,492
Other assets	7,635	8,288

Total assets	$171,566	$216,210

Cambium Learning Group, Inc./Page 8

Cambium Learning Group, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

	December 31,
	2014	2013

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Capital lease obligations, current	$1,076	$995
Accounts payable	1,612	1,301
Accrued expenses	17,432	25,279
Deferred revenue, current	61,788	53,532

Total current liabilities	81,908	81,107

Long-term liabilities:
Long-term debt	139,723	174,491
Capital lease obligations, less current portion	943	2,019
Deferred revenue, less current portion	9,409	7,829
Other liabilities	14,638	13,954

Total long-term liabilities	164,713	198,293

Stockholders’ equity (deficit):
Preferred Stock ($0.001 par value, 15,000 shares authorized, zero shares issued and outstanding at December 31, 2014 and 2013)	—	—
Common stock ($0.001 par value, 150,000 shares authorized, 52,006 and 51,208 shares issued, and 45,474 and 45,042 shares outstanding at December 31, 2014 and 2013, respectively)	52	51
Capital surplus	284,243	283,673
Accumulated deficit	(342,650)	(332,695)
Treasury stock at cost (6,532 and 6,166 shares at December 31, 2014 and 2013, respectively)	(12,784)	(12,147)
Accumulated other comprehensive loss:
Pension and postretirement plans	(3,916)	(2,072)

Accumulated other comprehensive loss	(3,916)	(2,072)

Total stockholders’ equity (deficit)	(75,055)	(63,190)

Total liabilities and stockholders’ equity (deficit)	$171,566	$216,210

Cambium Learning Group, Inc./Page 9

Cambium Learning Group, Inc. and Subsidiaries

Reconciliation of Net Loss to Cash Income

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2014	2013	2014	2013
Net loss	$(3,075)	$(5,734)	$(9,955)	$(14,253)
Reconciling items between net loss and EBITDA:
Depreciation and amortization expense	6,116	6,071	22,479	22,414
Net interest expense	4,124	4,791	17,659	18,819
Income tax expense	454	(132)	600	165

Income from operations before interest, income taxes, and depreciation and amortization (EBITDA)	7,619	4,996	30,783	27,145
Non-operational or non-cash costs included in EBITDA but excluded from Adjusted EBITDA:
Impairment of long-lived assets	—	1,189	—	1,189
Other income, net	(215)	(119)	(1,180)	(764)
Loss on extinguishment of debt	352	—	922	—
Merger, acquisition and disposition activities	427	247	1,116	732
Stock-based compensation and expense	128	105	511	1,080
Embezzlement-related expense	—	—	—	118
Adjustments related to purchase accounting	—	—	—	95
Adjustments to CVR liability	—	—	—	74
Management transition	—	—	—	1,501

Adjusted EBITDA	8,311	6,418	32,152	31,170
Change in deferred revenues	576	1,745	9,876	9,301
Change in deferred costs	178	(540)	(1,004)	(1,308)
Capital expenditures	(4,848)	(3,732)	(17,875)	(16,115)

Cash income	$4,217	$3,891	$23,149	$23,048

Cambium Learning Group, Inc./Page 10

Cambium Learning Group, Inc. and Subsidiaries

Reconciliation of Bookings to Net Revenues by Segment

(unaudited)

	Year Ended December 31, 2014
(in thousands)	Learning A-Z	Voyager Sopris Learning	ExploreLearning	Kurzweil Education	Consolidated
Bookings (order volume)	$52,085	$70,741	$19,810	$8,012	$150,648
Change in deferred revenues	(7,715)	(522)	(1,598)	(41)	(9,876)
Other	15	1,010	(74)	24	975

Net revenues	$44,385	$71,229	$18,138	$7,995	$141,747

Cambium Learning Group, Inc./Page 11

Cambium Learning Group, Inc. and Subsidiaries

Reconciliation of Net Income (Loss) to Cash Income by Segment

(unaudited)

	Year Ended December 31, 2014
(in thousands)	Learning A-Z	Voyager Sopris Learning	ExploreLearning	Kurzweil Education	Other	Consolidated
Net income (loss)	$23,739	$14,616	$5,058	$1,767	$(55,135)	$(9,955)
Reconciling items between net loss and EBITDA:
Depreciation and amortization expense	—	—	—	—	22,479	22,479
Net interest expense	—	—	—	—	17,659	17,659
Income tax expense	—	—	—	—	600	600

Income from operations before interest, income taxes, and depreciation and amortization (EBITDA)	23,739	14,616	5,058	1,767	(14,397)	30,783
Non-operational or non-cash costs included in EBITDA but excluded from Adjusted EBITDA:
Other income, net	—	—	—	—	(1,180)	(1,180)
Loss on extinguishment of debt	—	—	—	—	922	922
Merger, acquisition and disposition activities	—	—	—	—	1,116	1,116
Stock-based compensation and expense	141	132	63	16	159	511

Adjusted EBITDA	23,880	14,748	5,121	1,783	(13,380)	32,152
Change in deferred revenues	7,715	522	1,598	41	—	9,876
Change in deferred costs	(904)	(132)	61	(29)	—	(1,004)

Adjusted EBITDA excluding effect of deferred revenues and deferred costs	30,691	15,138	6,780	1,795	(13,380)	41,024
Capital expenditures – pre-publication costs	(4,241)	(3,142)	(535)	—	—	(7,918)
Capital expenditures – software development costs	(1,385)	(4,272)	(1,067)	(530)	(31)	(7,285)
Capital expenditures – general expenditures	—	—	—	—	(2,672)	(2,672)

Cash income	$25,065	$7,724	$5,178	$1,265	$(16,083)	$23,149

Cambium Learning Group, Inc./Page 12

Cambium Learning Group, Inc. and Subsidiaries

Deferred Revenue by Segment

	December 31, 2014
(in thousands)	Learning A-Z	Voyager Sopris Learning	ExploreLearning	Kurzweil Education	Consolidated
Deferred revenue, current	$33,261	$13,031	$13,171	$2,325	$61,788
Deferred revenue, less current portion	3,311	2,240	3,131	727	9,409

Deferred revenue	$36,572	$15,271	$16,302	$3,052	$71,197

Cambium Learning Group, Inc. and Subsidiaries

Deferred Costs by Segment

	December 31, 2014
(in thousands)	Learning A-Z	Voyager Sopris Learning	ExploreLearning	Kurzweil Education	Consolidated
Deferred costs, current	$2,886	$1,621	$1,198	$203	$5,908
Deferred costs, less current portion	257	269	231	71	828

Deferred costs	$3,143	$1,890	$1,429	$274	$6,736

Cambium Learning Group, Inc./Page 13

Cambium Learning Group, Inc. and Subsidiaries

Reconciliation of Bookings to Net Revenues by Segment

(unaudited)

	Year Ended December 31, 2013
(in thousands)	Learning A-Z	Voyager Sopris Learning	ExploreLearning	Kurzweil Education	Consolidated
Bookings (order volume)	$39,974	$87,901	$19,594	$10,547	$158,016
Change in deferred revenues	(6,492)	835	(3,432)	(212)	(9,301)
Other	1	1,604	117	83	1,805

Net revenues	$33,483	$90,340	$16,279	$10,418	$150,520

Cambium Learning Group, Inc./Page 14

Cambium Learning Group, Inc. and Subsidiaries

Reconciliation of Net Income (Loss) to Cash Income by Segment

(unaudited)

	Year Ended December 31, 2013
(in thousands)	Learning A-Z	Voyager Sopris Learning	ExploreLearning	Kurzweil Education	Other	Consolidated
Net income (loss)	$18,968	$16,946	$4,878	$3,642	$(58,687)	$(14,253)
Reconciling items between net loss and EBITDA:
Depreciation and amortization expense	—	—	—	—	22,414	22,414
Net interest expense	—	—	—	—	18,819	18,819
Income tax expense	—	—	—	—	165	165

Income from operations before interest, income taxes, and depreciation and amortization (EBITDA)	18,968	16,946	4,878	3,642	(17,289)	27,145
Non-operational or non-cash costs included in EBITDA but excluded from Adjusted EBITDA:
Impairment of long-lived assets	—	—	—	—	1,189	1,189
Other income, net	—	—	—	—	(764)	(764)
Merger, acquisition and disposition activities	—	—	—	—	732	732
Stock-based compensation and expense	113	269	76	11	611	1,080
Embezzlement-related expense	—	—	—	—	118	118
Adjustments related to purchase accounting	20	20	55	—	—	95
Adjustments to CVR liability	—	—	—	—	74	74
Management transition	—	—	—	—	1,501	1,501

Adjusted EBITDA	19,101	17,235	5,009	3,653	(13,828)	31,170
Change in deferred revenues	6,492	(835)	3,432	212	—	9,301
Change in deferred costs	(826)	179	(544)	(117)	—	(1,308)

Adjusted EBITDA excluding effect of deferred revenues and deferred costs	24,767	16,579	7,897	3,748	(13,828)	39,163
Capital expenditures – pre-publication costs	(3,101)	(3,513)	(577)	—	—	(7,191)
Capital expenditures – software development costs	(1,300)	(3,597)	(885)	(418)	(155)	(6,355)
Capital expenditures – general expenditures	—	—	—	—	(2,569)	(2,569)

Cash income	$20,366	$9,469	$6,435	$3,330	$(16,552)	$23,048